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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
November 2, 1998

FOR MORE INFORMATION,
PLEASE CONTACT:
RANDALL J. SMITH, (310) 445-6822
WEBSITE: www.westfieldamerica.com
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          WESTFIELD AMERICA, INC. (NYSE: WEA) ANNOUNCES ACQUISITION OF
              DOWNTOWN PLAZA, HORTON PLAZA AND NORTH COUNTY FAIR.

Los Angeles, CA. November 2, 1998 - Westfield America, Inc. (NYSE:WEA) announced that it has completed the acquisition of 100% interests in Downtown Plaza located in Sacramento, CA and Horton Plaza in San Diego, CA, and a 55% interest in North County Fair in Escondido, CA, giving WEA a 100% interest in North County Fair. The interests in the three super regional centers were acquired for approximately $454 million from TrizecHahn Corporation. With these acquisitions Westfield America has purchased interests in eleven regional and super regional shopping centers from TrizecHahn, of the twelve to be acquired. The total acquisition cost for the portfolio will be approximately $1.4 billion including the assumption of debt. The acquisition of TrizecHahn's interest in Los Cerritos Center is scheduled for November, 1998.

Downtown Plaza is a super regional shopping center with 1,166,000 square feet located in downtown Sacramento, CA, which is the state capital of California. Downtown Plaza is anchored by two Macy's department stores and has 155 specialty stores. The center also has 290,000 square feet of office building space. Downtown Plaza's total sales were approximately $175 million in 1997, and the specialty stores produced $289 per square foot. Downtown Plaza serves a high number of daytime office workers and state government employees, and benefits from its location adjacent to the "Old Sacramento" district, a major tourist attraction.

Horton Plaza is a super regional shopping center with 800,000 square feet located in downtown San Diego, CA. Horton Plaza is anchored by Nordstrom, Macy's, and Mervyn's and has 140 specialty stores. Horton Plaza's total sales were over $215 million in 1997, and the specialty stores produced $436 per square foot. Horton Plaza is positioned to attract the visitor and convention market in San Diego, and is one of the most successful downtown/urban shopping centers in the U.S.

North County Fair is a super regional shopping center with 1,260,000 square feet located in Escondido, CA. North County Fair is anchored by Nordstrom, Macy's, two Robinsons-May stores, Sears, and JC Penney and has 168 specialty stores. North County Fair's total sales in 1997 were approximately $280 million and the specialty stores produced $337 per square foot. The center has excellent visibility and access from Interstate 15 and serves the north San Diego County market. Westfield America has owned a 45% interest in North County Fair since 1994, and the center will now be 100% owned by Westfield America.

Westfield America, Inc. (NYSE:WEA), a real-estate investment trust, is one of the nation's leading owners of regional shopping centers. With this acquisition the company owns interests in 37 major shopping centers, and after the acquisition of the remaining TrizecHahn property, Los Cerritos Center, the company will have interests in 38 major shopping centers. These centers comprise
35.2 million square feet of retail space in the states of California, Colorado, Connecticut, Maryland, Missouri, New York, North Carolina, and Washington.